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Exhibit 24

POWER OF ATTORNEY

        The undersigned Directors of Valmont Industries, Inc., a Delaware Corporation, hereby constitute and appoint Mogens C. Bay as attorney-in-fact in their name, place and stead to execute Valmont's Annual Report on Form 10-K for the fiscal year ended December 27, 2003, together with any and all subsequent amendments thereof in their capacity as Director and hereby ratify all that said attorney-in-fact may do by virtue thereof.

        DATED this 23rd day of February, 2004

/s/ Robert B. Daugherty Robert B. Daugherty, Director	/s/ Stephen R. Lewis, Jr. Stephen R. Lewis, Jr., Director
/s/ John E. Jones John E. Jones, Director	/s/ Walter Scott, Jr. Walter Scott, Jr., Director
/s/ Thomas F. Madison Thomas F. Madison, Director	/s/ Kenneth E. Stinson Kenneth E. Stinson, Director
/s/ Charles D. Peebler, Jr. Charles D. Peebler, Jr., Director

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  Exhibit 24